Exhibit 3.1.15
MTICLEQ IWCOKPORATIOH 3C0 HORTH ASTORIA EHVIROEHTAL CORSO Ra TXQH ‘ MAY “ 2 199Q The name of this corporation is 360 NORTH PASTORXA IROWBEBTJO, CORPORATION. II The purpose of this corporation is to engage in any lawful act or activity for which a corporation May he organised under the General Corporation law of California other than the banking business, the trust company business or the practice of a profession permitted to toe incorporated by the California Corporations Code. Ill The name and address in the State of California of this corporation. initial agent for service of process are sCT corporation System IV This corporation is authorized to issue only one class of shares of stock, which shall be designated “common” stock. The total number of shares which this corporation is authorized to issue is ten thousand (10,000) shares. Adam Sachs, Incorporator

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF 360 NORTH PASTORIA ENVIRONMENTAL CORPORATION CT 2 5 2001 The undersigned certify that; Ml JONS 8 AyofStete They are the President and the Secretary of the corporation, The name of the corporation is: 360 North Pasforia Environmental Corporation, Article I of the Articles of Incorporation of this corporation Is amended to read as follows: I. The name of th© corporation is NPEC Inc. The foregoing amendment has been duly approved by the Board of Directors. The amendment was approved by written consent of the Sole Shareholder; the total number of outstanding shares of common stock held by the Sole Shareholder is 100: all shares entitled to vote were represented and voted. We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge. Date: October 16, 2001 Bv: R. Hays BelL President By: Joyce P, Haag Secretary